Exhibit 99.1

LIBERTY MEDIA CORPORATION ANNOUNCES PROPOSED TERMS FOR PREVIOUSLY ANNOUNCED PROPOSED RIGHTS OFFERING

ENGLEWOOD, CO, May 5, 2016 --  Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, LMCA, LMCK) (“Liberty”) announced today certain proposed terms for its previously announced distribution of subscription rights to holders of its Series A, Series B and Series C Liberty Braves common stock to acquire shares of its Series C Liberty Braves common stock (the “Series C Liberty Braves Rights”) in a rights offering to follow such distribution. The proposed size of the rights offering is $200 million, and the subscription price per Series C Liberty Braves Right will be determined based on a 20% discount to the volume weighted average trading price of the Series C Liberty Braves common stock for the 18-trading day period ending on (and including) May 11, 2016. As of April 15, 2016, there were outstanding 10,227,693 shares of Series A Liberty Braves common stock, 987,096 shares of Series B Liberty Braves common stock and 22,273,533 shares of Series C Liberty Braves common stock.

The proposed record date for the distribution of the Series C Liberty Braves Rights is 5:00 p.m., New York City time, on May 16, 2016, and the proposed distribution date is 5:00 p.m., New York City time, on May 18, 2016. It is expected that the proposed rights offering will commence on May 19, 2016 (which is also the proposed ex-dividend date for the distribution of the Series C Liberty Braves Rights), and will remain open for 20 trading days, subject to extension.

The proposed rights offering is subject to certain conditions, and Liberty reserves the right to terminate the rights offering at any time and for any reason, including following the distribution of the Series C Liberty Braves Rights.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Liberty Braves Group and the Liberty Media Group. The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include our interest in SiriusXM. The businesses and assets attributed to the Liberty Braves Group (Nasdaq: BATRA, BATRK) include our subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Liberty Media Group (Nasdaq: LMCA, LMCK) consist of all of Liberty Media Corporation's businesses and assets other than those attributed to the Liberty Braves Group and Liberty SiriusXM Group, including its interest in Live Nation Entertainment, and minority equity investments in Time Warner Inc. and Viacom.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the proposed rights offering, including the size and timing of the rights offering. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering will be made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Media Corporation